Laura A. Berezin
+1 650 843 5128
lberezin@cooley.com

May 10, 2017
Immune Design Corp.
1616 Eastlake Ave. E., Suite 310
Seattle, Washington 98102
Re:    Registration on Form S-8
Ladies and Gentlemen:
We have acted as counsel to Immune Design Corp., a Delaware corporation (the “Company”), and you have requested our opinion in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 1,016,522 shares of the Company’s Common Stock, $0.001 par value (the “Shares”), pursuant to the Company’s 2014 Omnibus Incentive Plan (the “2014 Plan”).
In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus included therein, the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as currently in effect, the 2014 Plan and the originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought to independently verify such matters. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion as to whether any particular laws other than those identified above are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the 2014 Plan, the Registration Statement and related Prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Cooley LLP 3175 Hanover Street Palo Alto, CA 94304-1130
t: (650) 843-5000 f: (650) 849-7400 cooley.com

May 10, 2017
Page Two

Sincerely,
COOLEY LLP

By: /s/ Laura A. Berezin
Laura A. Berezin

Cooley LLP 3175 Hanover Street Palo Alto, CA 94304-1130
t: (650) 843-5000 f: (650) 849-7400 cooley.com